EXHIBIT 6.4

                     Industrial Research Assistance Program
                             Contribution Agreement

                                                            Project No.:  342399

This Agreement is made in duplicate -


Between: National Research Council Canada 200 Town Center Court, Suite 1101 Scarborough, Ontario
                                            M1P 4X8
                                            (herein called the NRC)

And:                                        Energy Ventures Inc. (Canada)
                                            43 Fairmeadow Avenue
                                            Toronto, Ontario
                                            M2P 1W8
                                            (herein called the Firm)


1. This agreement comes into effect on the March 15, 1999 and terminates on the March 15, 2000.

2. The NRC agrees to contribute up to a maximum of $200,000 for research and development undertaken by the Firm as described in the attached Statement of Work (SW) and in accordance with the attached Basis of Payment (BP) and Conditions of Contribution (CC).

3. The Firm agrees to undertake the work described in the Statement of Work and understands and accepts all the Conditions of Contribution.

4. This agreement shall become null and void if not signed and returned to NRC within thirty (30) days of the signature date of the authorized officer of the NRC.



--------------------------------------------------------------------------------
         National Research Council Canada

         /s/ Roy J. Crew                                 March 12, 1999
         --------------------------                      -----------------------
         Mr. Roy J. Crew                                 Date
         Regional Director, Ontario


         Energy Ventures Inc. (Canada)

         /s/ Wayne Hartford                              March 17, 1999
         --------------------------------                -----------------------
         Mr. Wayne Hartford,                             Date
         President


--------------------------------------------------------------------------------

Statement of Work                                                           SW-1




                                                             Project No.: 342399

Project Title

Reseach of Alkaline Fuel Cells

Objective(s)

The primary objective of this research project is to develop an alkaline fuel cell that has twice the energy density and is cost reduced relative to existing technology, for it to be practical to compete against internal combustion engines. This fuel cell will find application in electric or hybrid vehicles, golf carts, stand-by and remote electric power source etc.

Following are the specific quantifiable objectives of this project:

i) Design of commercially viable 1kW fuel cell unit.

ii) Nominal output voltage to be 0.8 volts DC per cell.

iii) Maximum output current density to be 300 mA / sq. cm at 0.8 volts.

iv) Cost to be 10% of existing fuel cell technology. Target market price to be $100 - $200 / kW. Note that Ballard fuel cell costs over $1,500 / kW.

v) Achieve fuel cell efficiency of 60% at 200 mA / sq. cm. and improve energy / performance ratio by 40% by uniform current conduction.

vi) Achieve efficiencies of 150 watts per kilogram.

vii) Research bipolar technology to increase the energy density by 2 times relative to existing technology.

viii) Significantly increase operating life by 10 - 20 times by operating only when required. This is expected to extend the fuel cell life to 3 - 4 years or 200,000 miles for electric vehicles (EV).

x) Provide an environmentally friendly output of pure water.

xi) Provide heat management to maintain maximum cell temperature of 80* C by circulating electrolyte.

Plan of Work

Following is the plan of work for this research project, which will be conducted by the company personnel in cooperation with three subcontractors - Kordesch & Associates Inc, MacNor Corporation, and National Research Council / ICPET. This project is of one year duration, with anticipated starting date of March 15, 1999.

I. Electrode Preparation

Activities:

 o Set-up test facilities.
 o Research and design matrix of electrodes.
 o Perform single cell electrical test.
 o Perform life test of cell.

Risk:                      Medium - High

Schedule:                  From March 15, 1999 to March 15, 2000

Resources:                 Systems Designer, Scientist, NRC, MacNor and Kordesch
                           & Associates

Deliverables:              Completed and tested electrodes

II. Electrode Stacks

Activities:

 o Research and design electrode stacks
 o Perform hand assembly of stacks
 o Perform electrical tests
 o Perform thermal and water tests

Risk:                      Medium

Schedule:                  From August 15, 1999 to March 15, 2000.

Resources:                 Hardware Engineer, Scientist, Kordesch &  Associates,
                           NRC, and MacNor.

Deliverables:              Completed and tested electrode stacks


III      Battery Design

Activities:

o Battery cell pack design
o Perform hand assembly
o Perform tests

Risk:                      Medium

Schedule:                  From September 15, 1999 to March 15, 2000

Research:                  Hardware  Engineer,  Scientist,  Kordesch & Ass, NRC,
                           and  MacNor

Deliverables:              Prototype battery pack modules completed and tested


IV       Control Systems

Activities:

o Assess technical requirements
o Develop model and simulation
o Design and hand-build control system
o Perform test of hand built system
o PCB Design
o PCB build and test

Risk:                      Medium

Schedule:                  From June 15, 1999 to March 15, 2000

Resources:                 Hardware Engineer, Scientist, Kordesch &  Associates,
                           NRC, and  MacNor

Deliverables:              Designed and tested battery control system


V        Catalyst Research

Activities:

o Select families of catalysts
o Perform experimentation on various catalysts
o Optimize catalysts for cost and performance

Risk:                      Medium - High

Schedule:                  From April 15, 1999 to March 15, 2000

Resources:                 System Designer, Kordesch & Associates and NRC

Deliverables:              Select and optimized catalyst


VI       Test

Activities:

o Perform test of fuel cell in appliances and vehicles in lab environment.
o Perform redesign
o Retest in application environment.

Risk:                      Low - Medium

Schedule:                  From December 15, 1999 to March 15, 2000

Resources:                 System Designer, Hardware Engineer, Scientist,
                           Kordesch & Associates, NRC, and  MacNor

Deliverables:              Completed and tested alkaline fuel cell system

Basis of Payment                                                            BP-1



                                                            Project No.:  342399

(Note: The Goods and Services Tax (GST) will not be reimbursed by NRC and the Firm must delete any GST costs from invoices prior to submission to NRC for Payment.)

1.0 NRC agrees to reimburse the Firm for work performed on the project as follows:

         o Fifty percent (50%) of the actual salary costs (excluding benefits) incurred for Senior Scientist, two other Scientists and a Hardware Engineer, estimated at $75,000; and

         o Thirty three percent (33%) of the actual consultant/subcontractor costs, estimated at $125,000.

1.1      The Firm agrees to invoice NRC monthly in arrears for costs incurred.

1.2      The Firm agrees to provide proof of costs incurred with each claim.

1.3 The Firm agrees to provide NRC the reports on the dates outlined below. The Firm acknowledges that failure to comply with these requests will cause the payments of current and subsequent claims to be delayed or stopped.

1.4 NRC may agree to the reallocation of funds between the above payment categories provided that the NRC is advised in advance of the reasons for the proposed changes and that the NRC is in agreement for the need of such changes.

1.5 Any changes to personnel supported by NRC or any changes to their salaries must be discussed and approved by the NRC prior to invoicing.


2.0      Sources of Funding

         IRAP                         (24.4%)               $200,000 max.
         FIRM                         (49.1%)               $402,350 est.
         Investment Tax Credits       (26.5%)               $216,650 est.
         Total Project Costs                                $819,000 est.

         The Firm acknowledges that any other government funding is entirely a matter between itself and the different level of government, and NRC cannot give any assurance about the amount.

3.0      Summary of NRC's Support by Fiscal Year

         Fiscal Year 1998/99 (15 March, 1999 to 31 March, 1999)      $8,000 max.
         Fiscal Year 1999/2000 (1 April, 1999 to 15 March, 2000)   $192,000 max.
         NRC's Total Contribution                                  $200,000 max.

         Claims for allowable project costs incurred in a given fiscal year (April 1 to March 31) must be submitted by April 10 of the following fiscal year. The maximum amount per fiscal year cannot be exceeded without prior approval of NRC.

4.0      Reports and Meetings Schedule

         Interim Report due on September 30, 1999
         Final Report due on 15 March, 2000.

5.0      Special Conditions

         None

National Research Council    Conseil national de recherches            CC-1 of 2
Canada                       Canada

                           Conditions of Contribution

This Contribution Agreement is conditional upon the Firm's adherence to all conditions set out below. A breach of any of the following conditions, or a submission to NRC of false or misleading information, is grounds for suspension or immediate termination of NRC's financial assistance to the project, in addition to any other action permitted by law. NRC will notify the Firm, in writing, of any such suspension or termination. Failure on the part of NRC to act on any breach does not constitute a waiver of NRC's right to act on that or any other breach of the following conditions.

1. The Firm must undertake the project as described in the Statement of Work. Any significant change proposed in relation to anything that is written in the Statement of Work or the Basis of Payment, requires an amendment to this agreement signed by both the Firm and NRC.

2. The Firm must submit reports and claims to NRC as specified in the Basis of Payment. Payment of claims is contingent upon receipt of reports.

3. The Firm must notify NRC in writing if it seeks or receives financial assistance for the project from a government at any level, beyond that disclosed in the Firm's proposal for the project. In such cases, NRC reserves the right to reduce the amount of its contribution to the project.

4. The Firm must maintain adequate records of the research conducted for the project and of direct and indirect costs incurred on the project. Upon reasonable written notice by NRC, the Firm must make such records available to authorized representatives of NRC for inspection, auditing, or copying, and must permit authorized representatives of NRC to have access to the Firm's facilities and personnel for the purposes of inspection and interviewing. The Firm must obtain an audit of the project from an external auditor upon the request of NRC. The auditor is required to follow "Instructions for External Auditors" which will be supplied by NRC. This clause 4 remains in effect for two years after the termination of the project.

5. The Firm must maintain data relating to the economic benefits traceable to the project for at least the first five years of their commercial significance to the Firm, and provide NRC with such data upon request.

6 The Firm must demonstrate, to the satisfaction of NRC, acceptable performance of the project, and the capability of continuing the project. The Firm must permit NRC to inspect the facilities used by the Firm in connection with the project, and to discuss the project with IRAP-supported personnel.

7. The Firm must contribute its agreed portion of the total project costs. If the Firm has not contributed its share as agreed in the Basis of Payment, or if the funds were not spent as intended, NRC shall be entitled to claim a refund up to the percentage by which the Firm's contribution has fallen short of the agreed amount.

8. The Firm must make reasonable efforts to protect intellectual property arising from the project. If a patent appears possible but the Firm does not want to apply for it, the Firm must offer to assign ownership of the invention to NRC, without charge. If information arising in the project has commercial utility and is protected by copyright or confidentiality, but will not be used by the Firm, the Firm must discuss with NRC the possibility of transferring it to NRC or to a third party.

National Research Council    Conseil national de recherches            CC-2 of 2
Canada                       Canada

9. The Firm must obtain prior written consent from NRC if, at any time during the project or within five years after the end of the project, the Firm intends:
      (a) to enter into third party agreements that would limit the Firm's control of the results derived from the project,
      (b)   to do part of the project outside Canada,
      (c)   to manufacture using the results of the project outside Canada, or
      (d) to sell, assign, transfer, or otherwise dispose of any rights to intellectual property arising out of the project to any person or organization outside Canada, or to any government other than the Government of Canada.

10. The Firm must indicate in writing, or by a clear label, the confidentiality of any specific information which it wishes to be treated as confidential by NRC. Protection from third-party access to confidential business information supplied to NRC is provided by the federal Access to Information Act.

11. No person will receive a direct benefit from this contract if that person is subject to, and not in compliance with, a Conflict of Interest and Post-Employment Code, either the one for Public Office Holders, for the Public Service, or for NRC Employees. (NOTE: post-employment rules mainly affect persons in the NRC "MG" category, the public service categories "Senior Manager" and above, ministerial staff, and Governor in Council appointees.)

12. The Firm must maintain environmental protection measures in relation to the project that satisfy the requirement of all relevant regulatory bodies. The Firm must comply with protocols that have been established in relation to aspects of the project involving human subjects, animals, and biohazardous material.

13. This agreement terminates immediately if the Firm ceases operations, assigns its rights under this agreement, enters into receivership, or becomes insolvent or bankrupt.

14. The Firm must indemnify NRC in respect of any claim against NRC by a third party resulting directly or indirectly from the project. The Firm must not take action against NRC for failure or delay in performance caused by circumstances beyond NRC's reasonable control, nor for incorrectness of data supplied, advice given, or opinions expressed in relation to the project.

15. Either party may terminate this agreement for any reason, by giving the other party notice in writing. A notice given by NRC must allow at least two months before the termination. The Firm shall have no obligation to NRC to work on the project after notice is given or received, and NRC shall not reimburse costs incurred subsequent to the termination date, nor any costs incurred at a rate greater than the typical rate before the notice was given. Any termination is without prejudice to the rights and obligations of the parties which have accrued before termination, and the obligations to protect intellectual property and submit reports continue.




9 May 1995                                                                 [END]